Exhibit 6.7

THIRD AMENDMENT TO PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AGREEMENT (the "Third Amendment") is made effective as of September 4, 2019 "Effective Date") by and between Belpointe Investments, LLC, a Delaware limited liability company ("Assignor"), BP OZ 1991 Main, LLC, a Delaware limited liability company ("Purchaser"), and BBC Plaza, LLC, a Florida limited liability company, and Biter Building, LLC, a Florida limited liability company (collectively, "Seller").

RECITALS

WHEREAS, Assignor and Seller are parties to that certain Purchase Agreement dated effective June 27, 2019, that certain Amendment to Purchase Agreement dated August 27, 2019, and that certain Second Amendment to Purchase Agreement dated August 28, 2019 (hereinafter collectively referred to as the "Agreement"); and

WHEREAS, Assignor, Purchaser and Seller desire to amend the Agreement as set forth herein.

TERMS

NOW, THEREFORE, the Assignor, Purchaser and Seller hereby agree as follows:

1.       Recitals; Definitions. The foregoing recitals are true and correct and are incorporated herein by this reference. Capitalized terms used herein but not defined shall have the respective meanings attributed to them in the Agreement.

2.      Assignment and Assumption of the Agreement. Assignor hereby assigns, transfers, and conveys to Purchaser all of Assignor's right, title, and interest in, to, and under the Agreement, effective as of the Effective Date, including, without limitation, all of Assignor's right, title and interest in and to all Earnest Money set forth in the Agreement (the "Deposits"). Purchaser hereby accepts the foregoing assignment and does hereby assume and agree to perform all of the Assignor's obligations under the Agreement accruing from and after the Effective Date.

3.      Purchase Price. The parties acknowledge and agree that the Purchase Price set forth in Section 1.4 of the Agreement is hereby reduced to TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00).

4.      Closing Date. The parties acknowledge and agree that the Closing Date shall occur within thirty (30) days following the City of Sarasota's (the "City") approval of the JUA (as hereinafter defined). Purchaser shall use commercially reasonable efforts to expedite Closing following such approval. If the City does not approve the JUA prior to November 1, 2019, either party may thereafter terminate this Agreement by written notice to the other, in which even all Deposits shall be returned to Purchaser and each party shall be relieved of their respective responsibilities hereunder.

5.      Easement Agreement. Notwithstanding anything to the contrary contained in the Agreement, Seller and Purchaser shall execute and deliver at Closing, the Easement Agreement, in substantially the form as attached hereto as Exhibit "A."

6.      Conditions Precedent. Section 5.6 is revised to add the following as conditions precedent to Closing:

U) Joint Use Agreement. Notwithstanding anything to the contrary contained in the Agreement, the parties, and if required, the ground lessor under the Ground Lease (as defined in the Agreement), shall execute a Joint Use Agreement ("JUA'') in form and content attached hereto as Exhibit "B". If the City or the Ground Lease lessor has not approved the final form of the JUA on or before November 1, 2019, either party may thereafter terminate this Agreement by written notice to the other, in which event all Deposits shall be returned to Purchaser and each party shall be relieved of their respective responsibilities hereunder. If the City or the ground lessor request changes to the JUA on or prior to November 1, 2019, all parties shall have the opportunity to review and consent to any changes to the JUA required by the City or the ground lessor, provided such consent shall not be unreasonably withheld, conditioned or delayed, and must be delivered on or before November 1, 2019.

(k)     Expiration Dates of Leases. Prior to Closing,Seller shall deliver fully executed amendments to leases with the following tenants, which Seller jointly or individually controls, to reflect an expiration date for each lease of no later than February 29, 2020: (i) Laser Pegs Ventures, LLC, (ii) 24/7 Pizza Box, LLC, (iii) PropLogix, LLC, (iv) Chessler Holdings , and (v) Eric Baird. With regard to the Florida Department of Revenue lease, Seller shall deliver evidence sufficient to confirm that the tenant did not exercise its option to renew, and that the lease expires October 31, 2019. A tenant estoppel certificate reflecting such information shall be sufficient evidence, provided if Seller, after reasonable effort, has been unable to an obtain an estoppel from the tenant, a landlord estoppel will be acceptable. With regard to the Gotcha Mobility LLC lease, Seller shall deliver evidence sufficient to confirm that the tenant did not exercise its option to renew, and that the lease expires December 31, 2019. A landlord estoppel certificate reflecting such information shall be sufficient evidence. For any tenants that will remain in any portion of the Property following Closing and which do not have a written lease agreement, the Seller will cause each such tenant to enter into a new written lease agreement that expires no later than February 29, 2020, and which contains commercially reasonable and customary tenant insurance and indemnification provisions. Each such written lease agreement shall be subject to the reasonable approval of Purchaser, and shall be assigned to Purchaser at Closing. The Escrow Agent shall retain $100,000.00 of the Purchase Price (the "Vacate Escrow Amount") following Closing until such time as all tenants related to or controlled by Seller vacate the Property. The Vacate Escrow Amount shall be released to Seller upon all such tenants vacating the Property pursuant to the terms of their leases no later than February 29, 2020 (the "Vacate Deadline"). If any such tenant does not vacate by the Vacate Deadline, the Vacate Escrow Amount may be used by Purchaser to fund the legal costs associated with removing any such tenants, and the balance returned to Seller. Moreover, Purchaser shall be entitled to retain from the Vacate Escrow Amount $1,000.00 per day for each day any such tenant fails to vacate the Property after the Vacate Deadline, and the balance returned to Seller. Additionally, Purchaser and Seller each represent and warrant that they have no knowledge of any fines, liens, claims, causes of action, damages, liabilities, or any other issues arising out of any lack of certificates of occupancy or similar occupancy permits relating to the Property. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all fines, liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of the failure of any tenant to secure a certificate of occupancy for its use of the Property, and it is determined that they were required to do so.

(1)      Tenant Estoppel Certificates. All tenant estoppel certificates required to be delivered by Seller to Purchaser pursuant to Section 4.2(o) of the Agreement shall be delivered no later than ten (10) days prior to the anticipated Closing Date.

(m) Transfer of Development Rights. Notwithstanding anything to the contrary contained in the Agreement, the Seller shall execute and deliver at Closing a transfer of development rights document ("Transfer") in form and content attached hereto as Exhibit "C." If the City requests changes to the Transf er, Purchaser and Seller shall have the opportunity to review and consent to any changes to the

Transfer required by the City, provided such consent shall not be unreasonably withheld, conditioned or delayed.

7.      Environmental Remediation Credit. The Purchaser shall receive a credit to the Purchase Price at Closing in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) to offset the costs incurred by Purchaser following Closing in connection with any environmental remediation.

8.       Notice to Proceed. Assignor, Purchaser and Seller acknowledge and agree that this Third Amendment shall serve as Purchaser's Notice to Proceed as referenced by Section 3.4 of the Agreement.

9.      Lease Restrictions. At Closing, Purchaser shall execute a confirmation reasonably acceptable to the parties confirming Purchaser's understanding that it will be subject to, and shall comply with the use restrictions contained in Sections 26.2, 26.3, 26.4, and 26.5 of that certain lease agreement between Theatre Associates LTD. , a Florida limited partnership and Cobb Theatres 11, Inc., an Alabama corporation (the "Theater Lease"), which are attached in Exhibit "D" hereto (the "Lease Restrictions"), and for which a Memorandum of Lease is recorded in Official Records Book 2897, Page 1469, Public Records of Sarasota County, Florida. The Lease Restrictions shall only apply to the Purchaser for the duration of the Theater Lease, and shall expire as to the Purchaser simultaneously with the expiration of the Theater Lease.

10.   Ratification. Except as specifically modified by this Third Amendment, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed, and shall be and remain in full force and effect. To the extent anything contained herein conflicts with the terms of the Agreement, this Third Amendment shall prevail. To the extent the Agreement previously terminated by its terms, this Third Amendment hereby reinstates the terms of the Agreement, as previously amended, and reincorporates by this reference all of the terms of the Agreement, as previously amended, and as further amended hereby. Notwithstanding the foregoing, the Effective Date of the Agreement remains June 27, 2019, and none of the timeframes set forth in the Agreement are intended to be extended or otherwise altered hereby, expect as specifically stated in this Third Amendment.

11.   Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement that shall be enforceable as one complete document. This Third Amendment may be accepted and signed in electronic form and the same shall be binding upon the parties.

12.   Authority. Each of the parties hereto represents and warrants to the other that the person executing this Third Amendment on behalf of such party has the full right, power and authority to enter into and execute this Third Amendment on such party's behalf and that no consent or approval from any other person or entity is necessary as a condition precedent to the legal effect of this Third Amendment, or, if any such consent or approval is required, that all such consents or approvals have been obtained as of the date of execution of this Third Amendment.

13.   Merger. All prior understandings and agreements between the parties with respect to the subject matter of this Third Amendment are merged within this Third Amendment, which alone fully and completely sets forth the understanding of the parties with respect thereto. This Third Amendment may not be changed or modified nor may any of its provisions be waived orally or in any manner other than by a writing signed by the party against whom enforcement of the change, modification or waiver is sought.

14.   Effectiveness. This Third Amendment shall become binding and effective only upon the execution and delivery of this Third Amendment by all of Assignor, Purchaser and Seller.

15.   Interpretation. The headings to sections of this Third Amendment are for convenience only and shall not be used in interpreting this Third Amendment. Assignor, Purchaser and Seller have each had the opportunity to be represented by counsel in the negotiations and preparation of this Third Amendment; therefore, this Third Amendment will be deemed to be drafted by each of Assignor, Purchaser and Seller, and no rule of construction will be invoked respecting the authorship of this Third Amendment.

16.  Title Objection Letter. The parties agree that the Cure Period set forth in Section 2.3 of the Agreement during which Seller may notify Purchaser of its election to cure or provide the items set forth in Purchaser's First Title Notice dated August 26, 2019, is hereby extended to September 13, 2019.

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IN WITNESS WHEREOF the parties hereto have duly executed this Third Amendment to be effective as of the Effective Date.

SELLER(S):

BBC Plaza, LLC
A Florida limited liability company

By:
Name: David Chessler
Title: Manager

BITER BUILDING, LLC
A Florida limited liability company

By:
Name: Jesse Biter
Title: Manager

ASSIGNOR:

Belpointe Investments, LLC
a Deleware limited liability company

By:
Name: Brandon Lacoff
Title: Manager

PURCHASER:

BP OZ 1991 Main, LLC
a Delaware limited liability company

By:
Name: Brandon Lacoff
Title: Manager

IN WITNESS WHEREOF the parties hereto have duly executed this Third Amendment to be effective as of the Effective Date.

SELLER(S):

BBC Plaza, LLC
A Florida limited liability company

By:
Name: David Chessler
Title: Manager

BITER BUILDING, LLC
A Florida limited liability company

By:
Name: Jesse Biter
Title: Manager

ASSIGNOR:

Belpointe Investments, LLC
a Deleware limited liability company

By:
Name: Brandon Lacoff
Title: Manager

PURCHASER:

BP OZ 1991 Main, LLC
a Delaware limited liability company

By:
Name: Brandon Lacoff
Title: Manager